As filed with the Securities and Exchange Commission on October 4, 2007

                                                                                                                                                      Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________________

North American Palladium Ltd.
(Exact name of Registrant as specified in its charter)

Canada	1099	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 2116

Toronto, Ontario, Canada M5H 3P5

(416) 360-7590

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service in the United States)

_________________________

Copies to:

Trent Mell, Esq. North American Palladium Ltd. 130 Adelaide Street West, Suite 2116 Toronto, Ontario, Canada M5H 3P5 (416) 360-7590	Edwin S. Maynard, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY, United States 10019-6064 (212) 373-3000	Leslie Gord, Esq. Gowling Lafleur Henderson LLP 1 First Canadian Place, Suite 1600 100 King Street West Toronto, Ontario, Canada M5X 1G5 (416) 862-7525

_________________________

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.☒

_________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per common share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares	229,828	$7.63	$1,753,588	$53.84

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common shares on the American Stock Exchange on October 1, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus (the “Prospectus”) has been filed with the securities regulatory authority in the Province of Ontario, but has not yet become final for the purpose of the sale of securities. Information contained in this Prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the Prospectus is obtained from the securities regulatory authority. This Prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this Prospectus has become final and that permits the omission from this Prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. A registration statement on Form F-10 has been filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to these securities. Information has been incorporated by reference in this Prospectus from documents filed with the securities regulatory authority in the Province of Ontario. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of North American Palladium Ltd. at the Corporation’s registered and executive office located at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS DATED OCTOBER 3, 2007

Secondary Offering

NORTH AMERICAN PALLADIUM LTD.
229,828 COMMON SHARES

On March 29, 2006, North American Palladium Ltd. (the “Corporation”) issued Series I convertible notes due August 1, 2008 (the “Series I Notes”) in the aggregate principal amount of US$35,000,000 to Kaiser-Francis Oil Company (“KFOC”) and IP Synergy Finance Inc. (“IPSF” and, collectively with KFOC, the “Holders”) on a private placement basis pursuant to a securities purchase agreement dated March 24, 2006 (the “Securities Purchase Agreement”) between the Corporation and the Holders. KFOC currently owns or controls approximately 48.3% of the Corporation’s outstanding common shares (the “Common Shares”).

On June 23, 2006, the Corporation issued a Series II convertible note due December 1, 2008 (the “Series II Note”) in the principal amount of US$13,500,000 to KFOC on a private placement basis. The Series II Note was issued upon exercise by the Corporation of its option to sell the Series II Note to KFOC pursuant to the Securities Purchase Agreement.

The Series I Notes and Series II Note (collectively, the “Notes”) bear interest at a rate of 6.5% per annum, payable bi-monthly, on the 1st day of February, April, June, August, October and December (each such date, an “Interest Payment Date”) commencing on June 1, 2006, in the case of the Series I Notes, and on August 1, 2006, in the case of the Series II Note. At the option of the Holders, all or any portion of the interest that may become due on any Interest Payment Date may be satisfied through the issuance of Common Shares at a price per Common Share which reflects a 10% discount from the volume weighted average trading price per Common Share on the American Stock Exchange (the “AMEX”) for the five consecutive trading days immediately prior to the applicable Interest Payment Date (as such number of Common Shares may be adjusted pursuant to the terms of the Notes). The principal amount of the Series I Notes is to be repaid in nine equal instalments, the first and last instalment payment dates being April 1, 2007 and August 1, 2008. The principal amount of the Series II Note is to be repaid in nine equal instalments, the first and last instalment payment dates being August 1, 2007 and December 1, 2008. See “Convertible Note and Common Share Purchase Warrant Financing”.

This Prospectus may be used by the Holders, as selling securityholders (see “Selling Securityholders”), in connection with resales, from time to time, during the period that this Prospectus, including any amendments thereto, remains valid, of:

(a)

34,254 Common Shares issuable to the Holders in satisfaction of US$228,123 aggregate amount of accrued and unpaid interest due on the Series I Notes for the two month period ended October 1, 2007 (the balance of the interest payable, in the amount of US$25,347, will be remitted to the Canada Revenue Agency for income tax);

(b)

up to 103,486 Common Shares issuable (based upon certain assumptions described below) to the Holders in satisfaction of future interest payable on the Series I Notes on each future Interest Payment Date (the balance of the interest payable on each Interest Payment Date will be remitted to the Canada Revenue Agency for income tax);

(c)

17,616 Common Shares issuable to KFOC in satisfaction of US$117,321 aggregate amount of accrued and unpaid interest due on the Series II Note for the two month period ended October 1, 2007 (the balance of the interest payable, in the amount of US$13,036, will be remitted to the Canada Revenue Agency for income tax); and

(d)

up to 74,472 Common Shares (based upon certain assumptions described below) issuable to KFOC in satisfaction of future interest payable on the Series II Note on each future Interest Payment Date (the balance of the interest payable on each Interest Payment Date will be remitted to the Canada Revenue Agency for income tax).

The Common Shares included in paragraphs (a) to (d) above are referred to in this Prospectus as the “Qualified Shares”. The number of Common Shares included in paragraphs (b) and (d) above, represent the number of Common Shares issuable if all future interest payable on the Notes (less the amounts withheld and remitted to the Canada Revenue Agency for income tax) is satisfied through the issuance of Common Shares at a price per Common Share equal to a 10% discount to the lowest price at which the Common Shares have traded on the AMEX during the past 52 weeks. A separate prospectus and registration statement will be filed in the future if any Common Shares in addition to the Qualified Shares are required to be issued in order to satisfy any future interest payable on the Notes.

This Prospectus has not been filed in respect of, and will not qualify, any distribution of Qualified Shares in Ontario or in any other Province or Territory of Canada at any time.

The Qualified Shares may be offered by the Holders in negotiated transactions or otherwise, to or through underwriters or dealers purchasing as principals or directly to purchasers at varying prices determined at the time of the sale or at negotiated prices. In addition, the Qualified Shares may be offered from time to time through ordinary brokerage transactions on the AMEX. See “Plan of Distribution”. This Prospectus is filed in the Province of Ontario, Canada and as part of a registration statement in the United States pursuant to a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”). The Holders may be deemed to be “underwriters” as defined in the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Any profits realized by the Holders may be deemed to be underwriting compensation. If the Holders use any broker-dealers, any commissions paid to underwriters or dealers and, if underwriters or dealers purchase any Qualified Shares as principals, any profits received by such underwriters or dealers on the resale of the Qualified Shares may be deemed to be underwriting compensation under the U.S. Securities Act.

The Corporation will not receive any proceeds from the sale of any Qualified Shares by the Holders.

The Common Shares are listed under the symbol “PAL” on the AMEX and on the Toronto Stock Exchange (“TSX”) under the symbol “PDL”. The last reported sale price of the Common Shares on the AMEX on October 2, 2007 was US$7.50 per share, and on the TSX on October 2, 2007 was Cdn$7.35 per share.

___________________________

Investing in the Qualified Shares involves risk. Please carefully consider the “Risk Factors” section beginning on page 12 of this Prospectus.

____________________________

Under the MJDS, the Corporation is permitted to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Certain financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Owning Qualified Shares may subject you to tax consequences both in the United States and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion under “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Considerations”. These discussions are of a general nature only and are not intended to be exhaustive of all possible tax consequences.

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Corporation is organized under the laws of Canada, that most of its officers and directors and most of the experts named in this Prospectus are residents of Canada, and that a substantial portion of the Corporation’s assets and the assets of a majority of the Corporation’s directors and officers and the experts named in this Prospectus are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE QUALIFIED SHARES, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

_____________________________

You should rely only upon the information included in, or incorporated by reference into, this Prospectus. The Corporation and the Holders have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus. The Corporation’s business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this Prospectus nor the registration of the Qualified Shares hereunder shall, under any circumstances, create any implication that there has been no change in the Corporation’s business or affairs since the respective dates as of which information is given herein.

This Prospectus summarizes certain documents and other information and you are referred to this documentation and other information for a more complete understanding of what is discussed in this Prospectus. In making an investment decision, you must rely on your own examination of the Corporation and the terms of the Qualified Shares, including the merits and risks involved.

The Corporation and the Holders are not making any representation to any person acquiring the Qualified Shares regarding the legality of an investment in the Qualified Shares by such purchaser under any laws or regulations. You should not consider any information in this Prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Qualified Shares.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the Qualified Shares under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and the Corporation and the Holders will not have any responsibility therefor.

TABLE OF CONTENTS

Unless otherwise indicated, all references in this Prospectus to the “Corporation” refer to North American Palladium Ltd., together with its wholly-owned subsidiaries, Lac des Iles Mines Ltd., North American Palladium Finland Oy and North American Palladium Arctic Services Oy.

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus has been prepared in accordance with Canadian GAAP, which may differ from generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental “Reconciliation of Accounting Principles Generally Accepted in the United States” (see “Documents Incorporated by Reference” below) for a summary of the significant differences between Canadian GAAP and U.S. GAAP.

In this Prospectus, unless otherwise specified or the context otherwise requires, all monetary amounts are expressed in Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars.

Unless otherwise indicated, the mineral reserves (“reserves”) and mineral resources (“resources”) estimates contained or incorporated by reference in this Prospectus were prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the CIM Standards on Mineral Resources and Reserves– Definitions and Guidelines adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council on August 20, 2000, as amended December 11, 2005 by employees and consultants of the Corporation who are “qualified persons” as such term is defined in NI 43-101. Descriptions of reserves and resources under Canadian standards may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements of the United States Securities and Exchange Commission (the “SEC”).

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the Ontario Securities Commission (“OSC”) and filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590, or by accessing the disclosure documents available through the internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, which is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System (EDGAR). Disclosure documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov.

The following documents are specifically incorporated by reference and form an integral part of this Prospectus:

(a)	revised annual information form of the Corporation dated March 30, 2007 and amended and restated June 4, 2007 for the fiscal year ended December 31, 2006 (the “AIF”);
(b)	audited comparative financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2006, together with the report of the auditors thereon;
(c)	management’s discussion and analysis for the annual comparative financial statements referred to in paragraph (b) above;
(d)	unaudited comparative financial statements of the Corporation and the notes thereto for the three and six month periods ended June 30, 2007;
(e)	management’s discussion and analysis for the interim financial statements referred to in paragraph (d) above;
(f)	management information circular of the Corporation dated April 18, 2007, prepared in connection with the Corporation’s annual and special meeting of shareholders held on May 23, 2007; and
(g)	material change report dated February 5, 2007 regarding the Corporation’s financing with Auramet Trading, LLC.

Any material change reports (excluding confidential material change reports), annual information forms, interim consolidated financial statements of the Corporation (including the management’s discussion and analysis in the interim reports for such periods), annual audited consolidated financial statements of the Corporation, including the auditors’ report thereon and including the management’s discussion and analysis in respect of such annual financial statements, business acquisition reports, information circulars, and any other disclosure documents required to be incorporated by reference under National Instrument 44-101 – Short Form Prospectus Distributions which are required to be filed by the Corporation with the OSC after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference into this Prospectus. Any similar document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus, or as exhibits to the registration statement of which this Prospectus forms a part, if and to the extent provided in such document. In addition, (i) the audited Item 18 - Reconciliation to Accounting Principles Generally Accepted in the United States as at December 31, 2006 and for the twelve month periods ended December 31, 2006, December 31, 2005 and December 31, 2004 contained in the Corporation’s Annual Report on Form 40-F that was filed with the SEC on April 2, 2007, and (ii) the unaudited Item 18 – Reconciliation to Accounting Principles Generally Accepted in the United States as at June 30, 2007 and for the three and six month-periods ended June 30, 2007, are incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or includes any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Upon a new annual information form for the year ended December 31, 2007 and the related annual financial statements being filed with the OSC during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this Prospectus for purposes of future offerings of Qualified Shares hereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the “safe harbour” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and the securities legislation of certain of the provinces of Canada, including the Securities Act (Ontario). Forward-looking statements are necessarily based on estimates and assumptions made by the Corporation in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which, with respect to future events, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by the Corporation, or on its behalf.

In making the forward-looking statements in this Prospectus and the documents incorporated by reference herein, the Corporation has applied several material factors and assumptions, including, but not limited to:

•	the assumption that the operation of, and production and processing from, the underground mine in conjunction with the open pit mine will remain viable operationally and economically;

•

the assumption that the advice the Corporation has received from its consultants and advisors relating to matters such as mineral reserves and mineral resources, environmental requirements and certain legal proceedings is reliable and correct and, in particular, that the models, dilution strategies and mining recovery estimates used to calculate mineral reserves and mineral resources are appropriate and accurate;

•	the assumption that financing is available on reasonable terms; and

•

the assumption that the Corporation’s plans for improved mill production, for sustainable recoveries from the Lac des Iles Mine, for further exploration at the Lac des Iles Mine and surrounding region and for exploration in Finland will proceed as expected.

The words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” “target,” “budget,” “plan,” “projection” and similar expressions are intended to identify forward-looking statements. Information concerning mineral reserve and mineral resource estimates also may be considered forward-looking statements, as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of forward-looking statements in this Prospectus should not be considered as a representation by the Corporation or any other person that its objectives or plans will be achieved. Numerous factors could cause the Corporation’s actual results to differ materially from those in the forward-looking statements, including the following, which are discussed in greater detail under the heading “Risk Factors”:

•	inability to meet production volumes or operating cost goals;

•	inaccurate resource and reserve estimates;

•	inherent risks associated with mining and processing operations;

•	failure to maintain production levels for underground mining operations;

•	failure of the Corporation’s exploration program to increase reserves;

•	competition from other mining companies;

•	interruption of operations at the Lac des Iles mine;

•	defaults under the Corporation’s credit facilities;

•	termination of smelting agreements;

•	volatility in metal prices;

•	economic and political events affecting metal supply and demand;

•	change in the life-of-mine plan and/or ultimate pit design;

•	geological, technical, mining or processing problems;

•	fluctuations in ore grade or ore tonnes milled;

•	costs of complying with current and future environmental regulation;

•	costs of complying with other current and future governmental regulation;

•	competition from other suppliers of platinum group metals;

•	development of new technology leading to reduced demand for palladium;

•	failure to renew the collective agreement on acceptable terms when it expires;

•	loss of key personnel;

•	hedging activities; and

•	changes in the United States/Canadian dollar exchange rate.

These factors should be considered carefully, and readers should not place undue reliance on the Corporation’s forward-looking statements. The Corporation undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE CORPORATION

The Corporation is the successor to Madeleine Mines Ltd., a company incorporated under the Québec Mining Companies Act by letters patent dated February 2, 1968. In January 1992: (i) Madeleine Mines Ltd. was amalgamated with a wholly owned Québec subsidiary of 2750538 Canada Inc., a company incorporated under the Canada Business Corporations Act by articles of incorporation dated September 12, 1991; (ii) the amalgamated company was wound up into 2750538 Canada Inc.; and (iii) 2750538 Canada Inc. changed its name to “Madeleine Mines Ltd.”. By articles of amendment dated July 24, 1993, Madeleine Mines Ltd. changed its name to “North American Palladium Ltd.”. The Corporation has one operating subsidiary, Lac des Iles Mines Ltd., incorporated under the Canada Business Corporations Act and wholly-owned by the Corporation. The Corporation has two additional subsidiaries, North American Palladium Finland Oy and North American Palladium Arctic Services Oy. Each of these subsidiaries is a Finnish corporation and is wholly-owned.

The Corporation’s registered and executive office is at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590, fax: (416) 360-7709. The Corporation’s mining operations are situated approximately 85 kilometres northwest of Thunder Bay at Lac des Iles, in northern Ontario. The postal address is P.O. Box 10547, Thunder Bay, Ontario P7B 6T9, telephone: (807) 448-2000, fax: (807) 448-2001.

The Corporation owns and operates an open pit and underground mine known as the Lac des Iles mine and a processing plant with a design capacity of 15,000 tonnes per day. The mining and processing operation produces by flotation a palladium rich concentrate that also contains platinum, gold, copper and nickel. The concentrate is delivered to the Sudbury operations of Xstrata Limited (formerly, Falconbridge Limited) (“Xstrata”) for smelting, and is further processed at Xstrata’s refining operations in Kristiansand, Norway.

CONVERTIBLE NOTE AND COMMON SHARE PURCHASE WARRANT FINANCING

On March 28, 2006, the Corporation announced the execution of the Securities Purchase Agreement relating to the private placement (the “Offering”) of up to US$58.5 million principal amount of convertible notes together with common share purchase warrants exercisable to purchase, for four years from the date of their issuance, 50% of the number of Common Shares underlying the convertible notes. Under the terms of the Securities Purchase Agreement, on March 29, 2006 the Corporation issued a Series I Note in the principal amount of US$17.5 million to each of the Holders. On June 23, 2006, the Corporation issued a Series II Note in the principal amount of US$13.5 million to KFOC. The following summary of the Securities Purchase Agreement, the Notes and the Warrants (as defined below) is not complete and is subject to, and is qualified in its entirety by reference to, those documents, copies of which are available from the Corporation upon request.

The Series I Notes are initially convertible into 2,873,563 Common Shares representing an effective price of US$12.18 per share (the “Initial Conversion Price”). The Series II Note is initially convertible, at the Initial Conversion Price, into 1,108,374 Common Shares. The Initial Conversion Price is equal to 113% of the Initial Market Price. For the purposes of the Notes, the Initial Market Price is US$10.78, being the five day weighted average trading price of the Common Shares on the AMEX immediately preceding March 24, 2006. In addition, common share purchase warrants exercisable to purchase 1,436,782 Common Shares (the “Series I Warrants”) were issued with the Series I Notes, and common share purchase warrants exercisable to purchase 554,187 Common Shares (the “Series II Warrants”) were issued with the Series II Note. Each Series I and Series II Warrant (collectively, the “Warrants”) is exercisable to purchase one Common Share at an initial exercise price of US$13.48 (the “Initial Exercise Price”). The Initial Exercise Price of the Series I and Series II Warrants is equal to 125% of the Initial Market Price.

The Series I Notes bear interest at a rate of 6.5% per annum, payable bi-monthly on the first day of February, April, June, August, October and December (each such date, an “Interest Payment Date”), commencing on June 1, 2006. The Series II Note bears interest at a rate of 6.5% per annum, payable bi-monthly on each Interest Payment Date, commencing on August 1, 2006. The principal amount of the Series I Notes is to be repaid in nine equal instalments, the first and last instalment payment dates being April 1, 2007 and August 1, 2008. The principal amount of the Series II Note is to be repaid in nine equal instalments, the first and last instalment payment dates being August 1, 2007 and December 1, 2008. The interest payments and/or principal repayment amounts may be paid to each Holder, at such Holder’s option, in any combination of cash and/or Common Shares. Common Shares issued for interest payments or in repayment of the Notes will be issued at a 10% discount from the weighted average trading price of the Common Shares on the AMEX for the five consecutive trading days immediately prior to the applicable payment date.

Prospectuses and registration statements dated May 12, 2006 and August 22, 2006 were filed to qualify an aggregate of 6,924,474 Common Shares issuable in satisfaction of principal amounts under the Series I Notes and Series II Note, respectively. Separate prospectuses and registration statements have been filed in connection with the Common Shares issuable in satisfaction of interest payments prior to October 1, 2007. This Prospectus covers the Common Shares issuable to the Holders, at their option, in satisfaction of the US$228,123 aggregate amount of accrued and unpaid interest due on the Series I Notes for the two month period ended October 1, 2007 and the Common Shares issuable to KFOC, at its option, in satisfaction of the US$117,321 aggregate amount of accrued and unpaid interest due on the Series II Note for the two month period ended October 1, 2007. This Prospectus also qualifies the estimated number of Common Shares issuable to the Holders in satisfaction of interest payable on the Series I Notes on each future Interest Payment Date and the estimated number of Common Shares issuable to KFOC in satisfaction of interest payable on the Series II Note on each future Interest Payment Date. The balance of the interest payable on the Series I Notes, on each Interest Payment Date, will be remitted to the Canada Revenue Agency for income tax. For purpose of this Prospectus, the number of Qualified Shares that have been estimated to satisfy future interest payable on the Notes was calculated based upon the assumption that all interest is paid in Common Shares and that the price at which the Common Shares are issued is at a 10% discount to the lowest price at which they have traded on the AMEX during the past 52 weeks.

If the weighted average trading price of the Common Shares on the AMEX for each of any 25 consecutive trading days is at least 150% of the Initial Conversion Price, the Corporation will, subject to certain conditions, have the right to force the Holders to convert all or any of the outstanding principal amount of the Series I Notes or the Series II Note, respectively, at the then Conversion Price.

The Notes contain customary covenants, including restrictions on the Corporation incurring debt or obligations for or involving the payment of money in excess of certain restricted amounts. The Notes also contain customary anti-dilution protection (including full protection for dividends) as well as adjustments in the event that the Corporation issues Common Shares or securities convertible into Common Shares at a purchase price (the “Effective Price”) per Common Share less than the conversion price. In such event, the conversion price will be reduced to the Effective Price, provided that the adjusted conversion price cannot be less than US$9.12 (adjusted as prescribed in the Notes). Notwithstanding the foregoing, no adjustment is required in certain specified events, including Common Shares issued (i) pursuant to the exercise of stock options or in connection with the Corporation’s share purchase plan, (ii) with favourable flow-through tax treatment relating to Canadian exploration expenses under the Income Tax Act (Canada), or (iii) in connection with certain transactions involving a merger or acquisition of an entity, business or assets.

The Warrants contain anti-dilution protection similar to that of the Notes. In the event that the Corporation issues Common Shares or securities convertible into Common Shares at an Effective Price per Common Share less than the exercise price of the Warrants, the exercise price of the Warrants will be reduced to the Effective Price provided that the adjusted exercise price cannot be less than US$10.73 (adjusted as prescribed in the Warrants). Notwithstanding the foregoing, no adjustment is required in certain specified events, including Common Shares issued (i) pursuant to the exercise of stock options or in connection with the Corporation’s share purchase plan, (ii) with favourable flow-through tax treatment relating to Canadian exploration expenses under the Income Tax Act (Canada), or (iii) in connection with certain transactions involving a merger or acquisition of an entity, business or assets.

The Securities Purchase Agreement also provided the Holders with an option to acquire a third tranche of US$10 million principal amount of convertible notes (the “Series III Notes”) on or before December 31, 2006, with each Holder entitled to acquire one-half. If either Holder determined not to acquire its entire allotment of the Series III Notes, the other Holder was entitled to purchase the balance. Common share purchase warrants were also to be issued in connection with the Series III Notes. The Holders did not elect to exercise their option to acquire the Series III Notes.

On June 21, 2006, the shareholders of the Corporation approved the issuance of all of the Common Shares issuable to the Holders in connection with the Offering.

If a Holder elects to receive interest payments or principal repayments on the Series I Notes or Series II Note in Common Shares and the Corporation is, for any reason, unable to issue such Common Shares, the interest payment or principal repayment will be made in cash. If a Holder is restricted in its ability to receive Common Shares upon conversion of the Series I Notes or Series II Note, the Holder may require the Corporation to pay cash to such Holder in an amount equal to the number of Common Shares which such Holder was not permitted to receive (the “Excess Shares”) multiplied by the average of the weighted average trading price of the Common Shares on the AMEX for each of the five trading days immediately prior to the date of the payment, upon which the Corporation will have no further obligation to issue such Excess Shares. If a Holder is restricted in its ability to receive Common Shares upon exercise of Series I or Series II Warrants, the Corporation will be required to pay cash to such Holder in an amount equal to the binomial option pricing model of the applicable warrant with respect to the portion of such warrant which is unexercisable.

RECENT DEVELOPMENTS

Fraser Sinclair was appointed as the Vice President, Finance and Chief Financial Officer of the Corporation effective April 1, 2007. Prior to April 2007, Mr. Sinclair ran his own independent consulting practice providing senior level financial and business advisory services. Prior to May 2004, he was Chief Financial Officer of Cedara Software Corp., a publicly traded medical imaging software company.

Trent Mell was appointed Vice President, General Counsel of the Corporation effective April 16, 2007. Prior to April 2007, Mr. Mell was Associate General Counsel and Assistant Secretary of Sherritt International Corporation, with primary responsibility for their metals division. Prior to December 2006, he was Corporate Counsel with

Barrick Gold Corporation. Prior to November 2004, Mr. Mell was an associate with Stikeman Elliott LLP, where he practiced securities law.

REGISTRATION RIGHTS AGREEMENT

In connection with the Offering, the Corporation entered into a registration rights agreement dated as of March 24, 2006 (the “Registration Rights Agreement”) with the Holders. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Corporation upon request.

The Holders are entitled to the benefits of the Registration Rights Agreement, pursuant to which the Corporation has filed this Prospectus with the OSC under National Instrument 44-102 and a registration statement, of which this Prospectus forms a part, with the SEC under the U.S. Securities Act. The Corporation is registering the number of Qualified Shares covered by this Prospectus pursuant to the terms of the Registration Rights Agreement and under the U.S. Securities Act to permit the Holders to resell the Qualified Shares from time to time after the effective date of the registration statement of which this Prospectus forms a part. Subject to the Corporation’s right to suspend use of the registration statement, as described below, the Corporation will use its reasonable best efforts to keep the registration statement effective at all times until the earlier of the (i) fourth anniversary of the date such registration statement became effective and (ii) the date on which the Holders have sold all the Qualified Shares covered by the registration statement provided that, for so long as any Holder is an “affiliate” of the Corporation as defined in Rule 144 under the U.S. Securities Act, the four year period shall be extended for such Holder until such time as such Holder is no longer an affiliate under Rule 144 and provided further that, in the case of KFOC, such period shall be extended until the earlier of (A) March 24, 2016 or (B) one year after the death of George B. Kaiser. Notwithstanding the foregoing, the Corporation is not required to keep a registration statement effective for a particular Holder that is not an affiliate under Rule 144 if all the Qualified Shares held by or issuable to such Holder may immediately be sold under Rule 144 during a 90 day period.

When a Holder elects to sell the Qualified Shares pursuant to the registration statement, such Holder will be required to:

•	provide the Corporation with any additional information requested by the OSC and the SEC, if any;

•	deliver a copy of this Prospectus to purchasers; and

•	be subject to the provisions of the Registration Rights Agreement, including the indemnification provisions.

Under the Registration Rights Agreement, the Corporation will:

•	pay all expenses of the registration statement;

•	provide the Holders with copies of this Prospectus;

•	notify the Holders when the registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Corporation may suspend the use of the Prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed one 90 day period during any period of 365 consecutive days.

The Corporation will pay predetermined additional interest on the Notes or, in certain instances, liquidated damages in the following circumstances, among others:

•	subject to an allowable suspension described above, if Holders are not permitted to sell Common Shares issued pursuant to the terms of the Notes for any reason for three or more consecutive trading days, or five or more trading days in aggregate in any 12 month period;

•	if the Common Shares are not listed or quoted, or are suspended from trading on the AMEX for three or more consecutive trading days or five or more trading days in aggregate in any 12 month period;

•

if the Corporation fails to deliver a certificate representing the Common Shares issued pursuant to the terms of the Notes within three trading days after delivery of such certificate is required under the Notes;

•	subject to certain exceptions, if the conversion or exercise rights under either the Notes or the Warrants are suspended for any reason;

•	if the Corporation fails to have available a sufficient number of Common Shares to issue to the Holders pursuant to the terms of the Notes; and

•	subject to certain exceptions, if the Common Shares issued pursuant to the terms of the Notes are not freely tradable on the TSX after July 29, 2006.

RISK FACTORS

The acquisition of the Qualified Shares involves risk. Any prospective investor should carefully consider the following risk factors and all of the other information contained in this Prospectus (including the documents incorporated by reference) before purchasing any of the Qualified Shares. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations or cash flows could be adversely affected, the trading price of the Common Shares could decline and all or part of any investment may be lost. Additional risks and uncertainties not currently known to the Corporation, or that are currently deemed immaterial, may also materially and adversely affect the Corporation’s business operations.

Future sales or issuances of Common Shares could lower the Corporation’s share price, dilute investors’ voting power and may reduce the Corporation’s earnings per share.

The Corporation may sell additional Common Shares in subsequent offerings. It may also issue additional Common Shares to finance future acquisitions. The Corporation cannot predict the size of future issuances of Common Shares or the effect, if any, that future issuances and sales of Common Shares will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of Common Shares, investors will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per share.

The Common Shares are publicly traded and are subject to various factors that have historically made the Corporation’s share price volatile.

The market price of the Common Shares could fluctuate significantly based on a number of factors in addition to those listed in this Prospectus, including:

•	the Corporation’s operating performance and the performance of competitors and other similar companies;

•	volatility in metal prices;

•	the public’s reaction to the Corporation’s press releases, other public announcements and the Corporation’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector;

•	changes in general economic and/or political conditions;

•	the number of the Common Shares to be publicly traded after this offering;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors; and

•	the factors listed under the heading “Special Note Regarding Forward-Looking Statements”.

In addition, the market price of the Common Shares are affected by many variables not directly related to the Corporation’s success and are, therefore, not within the Corporation’s control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of Common Shares on the exchanges on which the Corporation trades has historically made the Corporation’s share price volatile and suggests that the Corporation’s share price will continue to be volatile in the future.

Because the Corporation is a Canadian corporation and the majority of its directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against the Corporation based solely upon the federal securities laws of the United States.

The Corporation is a Canadian corporation, with its principal place of business in Canada. A majority of the Corporation’s directors and officers and the experts named in this Prospectus are residents of Canada and a significant portion of the Corporation’s assets and the assets of a majority of the Corporation’s directors and officers and the experts named in this Prospectus are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon the Corporation or its directors or officers or such experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts (1) would enforce judgments of U.S. courts obtained in actions against the Corporation or such directors, officers or experts predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or (2) would enforce, in original actions, liabilities against the Corporation or such directors, officers or experts predicated upon the U.S. federal securities laws or any such state securities or “blue sky” laws.

The Corporation is currently restricted from paying dividends on the Common Shares and the Corporation does not plan to pay dividends on the Common Shares in the near future.

The Corporation has never declared or paid any dividends on the Common Shares and does not anticipate paying dividends in the near future. Moreover, the Corporation’s ability to pay dividends on the Common Shares is restricted by the terms of its credit facilities and the Securities Purchase Agreement and may in the future be restricted by the terms of special shares that the Corporation has the ability to issue under its articles of incorporation. The actual timing, payment and amount of any dividends will be determined by the board of directors from time to time based upon, among other things, cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the board of directors may consider relevant.

The board of directors may issue, without shareholders’ approval, an unlimited number of special shares that have rights and preferences superior to those of the Common Shares. Such an issuance may delay or prevent a change of control.

While there are no special shares currently outstanding, the Corporation’s articles of incorporation allow the issuance of an unlimited number of special shares in one or more series. The board of directors may set the rights and preferences of any series of special shares in its sole discretion without shareholders’ approval. The rights and preferences of those special shares may be superior to those of the Common Shares. Accordingly, the issuance of special shares may adversely affect the rights of holders of Common Shares and could have the effect of delaying or preventing a change of control, which may deprive the Corporation’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Corporation.

The Corporation cannot assure that it will meet its goals for production levels and operating costs and if it does not, its operating results will be adversely affected.

Planned production levels and operating costs are estimated based on the Corporation’s experience in operating its mine. These estimates are subject to numerous uncertainties, many of which are beyond the Corporation’s control. The Corporation cannot make assurances that its actual production levels will not be substantially lower than its estimates or that its operating costs will not be materially higher than anticipated.

If mineral resource and mineral reserve estimates are not accurate, production may be less than estimated which would adversely affect the Corporation’s financial condition and results of operations.

Mineral resource and mineral reserve estimates are imprecise and depend on geological analysis based partly on statistical inferences drawn from drilling, which may prove unreliable, and assumptions about operating costs and metal prices. The Corporation cannot be certain that the mineral resource or mineral reserve estimates are accurate and cannot guarantee that it will recover the indicated quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

•	mineralization or formations at the mine could be different from those predicted by drilling, sampling and similar examinations;

•	declines in the market price of palladium or by-product metals may render the mining of some or all of the reserves uneconomic;

•	changes in the life-of-mine plan and/or ultimate pit design; and

•	the grade of ore may vary significantly from time to time and the Corporation cannot give any assurances that any particular quantity of metal will be recovered from the reserves.

The occurrence of any of these events may cause the Corporation to adjust the mineral resource or mineral reserve estimates or change its mining plans, which could negatively affect the Corporation’s financial condition and results of operation. Moreover, short-term factors, such as the need for additional development of the ore body or the processing of new or different grades, may impair its profitability in any particular accounting period.

The risks and hazards associated with mining and processing may increase costs and reduce profitability in the future.

Mining and processing operations involve many risks and hazards, including among others:

•	environmental hazards;

•	mining and industrial accidents;

•	metallurgical and other processing problems;

•	unusual and unexpected rock formations;

•	pit slope failures;

•	fires;

•	flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•	mechanical equipment and facility performance problems; and

•	unavailability of materials, equipment and personnel.

These risks could result in, among other things:

•	damage to, or destruction of, the Corporation’s properties or production facilities;

•	personal injury or death;

•	environmental damage;

•	delays in mining;

•	increased product costs;

•	asset write downs;

•	monetary losses; and

•	possible legal liability.

The Corporation cannot be certain that its insurance will cover the risks associated with mining or that it will be able to maintain insurance to cover these risks at affordable premiums. The Corporation might also become subject to liability for pollution or other hazards against which it cannot insure or against which the Corporation may elect not to insure because of premium costs or other reasons. Losses from such events may increase costs and decrease profitability.

If the Corporation fails to maintain projected production levels for its underground mining operations, its ability to generate revenue and profits will be adversely affected.

The Corporation’s future prospects will be negatively affected if the underground mine fails to maintain projected production levels. Unforeseen conditions or developments could arise during the operation of the underground mine which would increase operating costs and adversely affect the Corporation’s ability to generate revenue and profits. These events may include, among others:

•	shortages of equipment, materials or labour;

•	delays in delivery of equipment or materials;

•	labour disruptions;

•	adverse weather conditions or natural disasters;

•	unanticipated increases in costs of labour, supplies and equipment;

•	accidents; and

•	unforeseen engineering, design, environmental or geological problems.

Future exploration at Lac des Iles Mine or elsewhere may not result in increased reserves, which would prevent the Corporation from sustaining its targeted production levels.

The Corporation conducts exploration programs at and surrounding the Lac des Iles Mine with the objective of increasing its mineral resources and mineral reserves. Mineral exploration involves significant risks over a substantial period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Even if the Corporation discovers a valuable deposit of minerals, it may be several years before production is possible and during that time it may become economically unfeasible to produce those minerals. There is no assurance that current or future exploration programs will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves at the Lac des Iles Mine. In the event that new mineral resources or mineral reserves are not discovered, the Corporation may not be able to sustain production beyond 2010 or earlier.

The Corporation faces strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and, as a result, the Corporation continually seeks to replace and expand its reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in areas where the Corporation would consider conducting exploration and/or production activities. Because the Corporation faces strong competition for new properties from other mining companies, many of which have greater financial resources than it, the Corporation may be unable to acquire attractive new mining properties on terms acceptable to it.

The Corporation depends on a single mine to generate revenues and, if mining operations are interrupted, the Corporation’s business will suffer.

All of the Corporation’s revenues are derived from its mining operations at the Lac des Iles Mine, which is the Corporation’s only mine and the only place it has reserves. If there is an interruption in operations at the Lac des Iles Mine, or if the Corporation can no longer extract ore from this mine for any reason, the Corporation’s business will suffer significantly. In addition, any adverse condition affecting mining conditions at the Lac des Iles Mine could have a material adverse effect on the Corporation’s financial performance and results of operations until such time as the condition is remedied.

The Corporation is dependent on a third party for smelting and refining its palladium and if the third party is unable to accommodate the Corporation’s smelting and refining requirements or the existing contract is terminated or not renewed the Corporation’s ability to generate revenues could be harmed.

The Corporation has a smelter agreement with Xstrata which provides for the smelting and refining of the principal metals contained in the concentrates produced at Lac des Iles Mine. The existing agreement with Xstrata expires on April 1, 2010. The agreement with Xstrata can be terminated in certain circumstances, such as default of performance. The termination of the agreement could have a material adverse affect on the Corporation’s financial performance and results of operations until such time as alternative smelting and refining arrangements can be made or alternative purchasers of the Corporation’s concentrates can be found.

The Corporation’s vulnerability to changes in metal prices may cause the Common Share price to be volatile and may affect the Corporation’s operations and financial results.

The Corporation’s primary source of revenue is the sale of palladium. In fiscal 2006, sales of palladium accounted for approximately 48% of the Corporation’s revenues. Historically, changes in the market price of palladium have significantly impacted the Corporation’s profitability and Common Share price. The Corporation’s financial results are very sensitive to external economic criteria related to the palladium price. A major risk will arise if there is a significant weakening of the U.S. dollar combined with a prolonged period of lower palladium prices. Many factors beyond the Corporation’s control influence the market price of palladium. These factors include:

•	global supply and demand;

•	availability and costs of metal substitutes;

•	speculative activities;

•	international political and economic conditions; and

•	production levels and costs in other platinum group metal-producing countries, particularly Russia and South Africa.

Economic and political events in Russia could result in declining market prices. If Russia disposes of substantial amounts of palladium, platinum, rhodium, ruthenium, osmium and iridium, which are referred to as platinum group metals, from stockpiles or otherwise, the increased supply could reduce the market prices of palladium and platinum and adversely affect the Corporation’s profitability and Common Share price. Russia’s economic problems make Russian stockpiles difficult to predict and the risk of sales from stockpiles more significant.

Since the Corporation’s revenues are in United States dollars and expenditures are in Canadian dollars, the Corporation is subject to fluctuations in exchange rates between the United States and Canadian dollars.

Currency fluctuations may affect cash flow since the Corporation’s production currently is sold in United States dollars, whereas the Corporation’s administration, operating and exploration costs are incurred in Canadian dollars. Exploration costs and other property costs will also be incurred in Euros. Significant long term fluctuations in relative currency values could adversely affect the Corporation’s results of operations. In particular, the Corporation may be adversely affected by a significant strengthening of the Canadian dollar against the United States dollar. In addition, the Corporation’s financial results are sensitive to fluctuations in the exchange rate. A major risk will arise if there is a significant weakening of the U.S. dollar combined with a prolonged period of lower palladium spot prices.

The Corporation’s inability to renew its collective agreement on acceptable terms upon its expiry in February 2009 could have a material adverse affect on the Corporation.

The Corporation’s collective agreement with the United Steel Workers of America, the union representing the employees at the Lac des Iles Mine (other than employees at or above the rank of foreman, safety coordinator, surveyors, dispatchers, technical staff and office, clerical and security personnel), will expire in February 2009. The inability to renew the agreement on acceptable terms could have a material adverse affect on the Corporation, including the affect of work stoppages or strikes on the results of operations and financial performance of the Corporation.

The Corporation is subject to extensive environmental legislation and the costs of complying with these regulations may be significant.

Environmental legislation relating to land, air and water affects nearly all aspects of the Corporation’s operations. This legislation requires the Corporation to obtain various operating licenses and also imposes standards and controls on activities relating to the exploration, development and production of palladium and associated metals. The cost of obtaining operating licenses and abiding by standards and controls on its activities may be significant. Further, if the Corporation fails to obtain or maintain such operating licenses or breaches such standards or controls imposed on its activities, it may not be able to continue its operations in its usual manner, or at all, or the Corporation may be subject to fines or other claims for remediation which may have a material adverse impact on its operations or financial results.

The Corporation will be responsible for all costs of closure and reclamation at the Lac des Iles Mine. Under applicable environmental legislation, the Corporation had to establish a trust fund to prepare for closure and reclamation. The current amended mine closure plan requires $7.8 million for clean-up and restoration of the mine site. The trust fund, maintained by the Ontario Ministry of Northern Development and Mines, is designed to collect $7.8 million through instalments of $100,000 per month. The money in the trust fund will become available to the Corporation as the mine closure is completed. At October 2, 2007, approximately $8.151 million including accrued interest was on deposit in the trust fund. Development of the underground mine as planned required an amendment to the existing closure plan and may result in an increase in the amount of financial assurance required by the Ontario Ministry of Northern Development and Mines. The actual amount needed for the closure of the Lac des Iles Mine may be materially more than the original estimate. Changes in the Province of Ontario mining regulations may require the Corporation to provide a letter of credit or other financial instrument as security for the closure of the Lac des Iles Mine.

Changes in environmental legislation could increase the costs of complying with applicable regulations and reduce levels of production.

Changes in environmental laws, new information on existing environmental conditions or other events may increase future compliance expenditures or otherwise have a negative effect on the Corporation’s financial condition and results of operation. In addition to existing requirements, it is expected that other environmental regulations will likely be implemented in the future with the objective of further protecting human health and the environment. Some of the issues currently under review by environmental agencies include reducing or stabilizing air emissions, mine reclamation and restoration, and water quality. Other changes in environmental legislation could have a negative effect on production levels, product demand, product quality and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Corporation to predict their impact. The Corporation anticipates capital expenditures and operating expenses will increase as a result of compliance with the introduction of new and more stringent environmental regulations. Failure to comply with environmental legislation may result in the issuance of clean up orders, imposition of penalties, liability for related damages and the loss of operating permits. The Corporation cannot give assurances that it will at all future times be in compliance with all federal and provincial environmental regulations or that steps to bring the Corporation into compliance would not have a negative effect on its financial condition and results of operation.

Compliance with current and future government regulations may cause the Corporation to incur significant costs and slow its growth.

The Corporation’s activities are subject to extensive Canadian federal and provincial laws and regulations governing matters relating to mine safety, occupational health, labour standards, prospecting, exploration, production, exports and taxes. Compliance with these and other laws and regulations could require the Corporation to make significant capital outlays which may slow its growth by diverting its financial resources. The enactment of new adverse regulations or regulatory requirements or more stringent enforcement of current regulations or regulatory requirements may increase costs, which could have a harmful effect on the Corporation. The Corporation cannot make assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these regulations and regulatory requirements could lead to substantial fines, penalties or other sanctions.

The Corporation is required to obtain and renew governmental permits in order to conduct mining operations, which is often a costly and time-consuming process.

In the ordinary course of business, the Corporation is required to obtain and renew governmental permits for the operation and expansion of existing operations or for the commencement of new operations. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process. The duration and success of the Corporation’s efforts to obtain and renew permits are contingent upon many variables not within the Corporation’s control including the interpretation of applicable requirements implemented by the permitting authority and aboriginal consultation. The Corporation may not be able to obtain or renew permits that are necessary to its operations, or the cost to obtain or renew permits may exceed what the Corporation expects. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely affect the Corporation’s revenues and future growth.

The Corporation faces competition with other larger suppliers of platinum group metals and from potential new sources of platinum group metals.

The Corporation competes with other suppliers of platinum group metals, many of which are significantly larger than it is and have access to greater mineral reserves and financial resources than it does. In addition, new mines may open which would increase supply of palladium and platinum. Furthermore, in certain industrialized countries an industry has developed for the recovery of platinum group metals from scrap sources, mostly from spent automobile and industrial catalysts. The Corporation may not be successful in competing with these existing and emerging platinum group metal producers.

The development of new technology or new alloys could reduce the demand for palladium and platinum.

The development of a substitute alloy or synthetic material which has catalytic characteristics similar to platinum group metals would result in a decrease in demand for palladium and platinum. Furthermore, the development by the automobile industry of automobiles that do not use catalytic converters could reduce the demand for palladium and platinum. Demand might also be reduced by manufacturers in such industries as automobiles, electronics and dentistry finding substitutes for palladium. The dentistry and electronics industries have already experienced advances in new technology which use base metals as a substitute for palladium in certain component parts. High prices for palladium would create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the Corporation’s financial condition and results of operations.

If the Corporation loses key personnel or is unable to attract and retain additional personnel, the Corporation’s mining operations and prospects could be harmed.

The Corporation is dependent upon the services of a small number of members of senior management including James D. Excell, the President and Chief Executive Officer. The Corporation’s current mining operations and its future prospects depends on the experience and knowledge of these individuals. The Corporation does not maintain any “key man” insurance. The loss of one or more of these individuals could have a material adverse affect on the Corporation’s mining operations.

The Corporation’s credit facilities have events of default, some of which are beyond the Corporation’s control.

The Corporation has borrowed funds under its credit facilities to finance its operations. The credit facilities and the Notes contain certain events of default, some of which are beyond the Corporation’s control, the occurrence of which could require the Corporation to pay back immediately all amounts borrowed under the credit facilities.

The Corporation’s principal shareholder has the ability to direct the Corporation’s affairs and business and, because it owns approximately 48.3% of the Common Shares, third parties may be deterred from acquiring the Corporation.

To the best of the Corporation’s knowledge, KFOC, a privately-held oil and gas company based in Tulsa, Oklahoma, owns Common Shares, representing approximately 48.3 % of the total number of Common Shares outstanding as of October 2, 2007. KFOC, therefore, has the ability to direct the affairs and business of the Corporation. This concentration of ownership may have the effect of delaying or preventing a change in control of the Corporation, which may deprive the Corporation’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Corporation.

The Corporation’s hedging activities or its decision not to hedge could expose it to losses.

From time to time, the Corporation may engage in hedging activities to manage its exposure related to currencies, interest rates and commodity prices. While hedging related to realized metal prices may protect the Corporation against low metal prices, it may also limit the price the Corporation can receive on hedged products. As a result, the Corporation may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, the Corporation may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period. These rates are based on the inverse noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(US dollars)
Highest rate during period	0.6619	0.7738	0.8493	0.8690	0.9100
Lowest rate during period	0.6200	0.6349	0.7158	0.7872	0.8528
Average rate during period	0.6368	0.7186	0.7702	0.8276	0.8814
Rate at the end of period	0.6329	0.7708	0.8402	0.8569	0.8582

On October 2, 2007, the inverse of the noon buying rate was $1.00 per US$0.9998.

SELECTED FINANCIAL DATA

The Corporation’s selected financial data in the table below is derived from and qualified by reference to the audited consolidated financial statements for each of the two fiscal years in the period ended December 31, 2006, which have been audited by KPMG LLP and the unaudited interim consolidated financial statements for the six months ended June 30, 2007.

Prospective investors should read the following information in conjunction with management’s discussion and analysis of financial results, the Corporation’s audited consolidated financial statements and the related notes, all of which are incorporated by reference herein, and the “Risk Factors” sections in this Prospectus. The Corporation’s consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see the Reconciliation to Accounting Principles Generally Accepted in the United States in accordance with Item 18 of Form 20-F, incorporated by reference herein.

	As at or for the six months ended	As at or for the year ended December 31,
	June 30, 2007	2006	2005
Statement of Earnings Data	(Cdn$000s except per share amounts)
Revenue from metal sales	$112,934	$159,200	$ 92,606
Net loss	(3,559)	(34,109)	(53,611)
Net loss per Common Share
- basic	(0.07)	(0.65)	(1.03)
- diluted	(0.07)	(0.65)	(1.03)

Balance Sheet Data
Total assets	$267,766	$265,157	$238,357
Total long-term debt (including current portion)	56,703	74,906	46,272
Shareholders’ equity	174,557	159,984	167,211

SUMMARY PRODUCTION AND OPERATING DATA

The following tables provide summary historical production and operating data for the Lac des Iles Mine for the periods indicated:

	Six months ended	Year ended December 31,

	June 30, 2007	2006	2005
Production Data
Palladium (ounces)	145,155	237,338	177,167
Platinum (ounces)	12,767	22,308	18,833
Gold (ounces)	9,630	17,237	14,308
Nickel (lbs)	1,528,482	2,721,042	2,353,227
Copper (lbs)	2,680,597	5,155,588	5,514,670

Operating Data
Ore milled (tonnes)	2,532,607	4,570,926	4,780,599
Mill throughput (tpd)	13,992	12,523	13,097
Grade (g/t)	2.38	2.18	1.66
Palladium recovery (%)	75.1	74.0%	69.6%
Total cash costs (US$/ounce) (1)	$115	$201	$359

(1) Total cash costs including overhead and smelter treatment, refining and freight costs net of by-product credits and net smelter return royalty.

USE OF PROCEEDS

The selling securityholders will receive the net proceeds from the sale of the Qualified Shares sold under this Prospectus. The sale of Qualified Shares will not result in any proceeds to the Corporation.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capitalization of the Corporation which have occurred subsequent to the fiscal year ended December 31, 2006 other than the issuance of 103,415 Common Shares to the employee registered retirement savings plan, the issuance of 5,000 Common Shares upon the exercise of options, the issuance of 284,646 Common Shares in satisfaction of interest owing under the Notes, the issuance of 2,043,044 Common Shares in satisfaction of the repayment of US$15,555,556 of the principal amount of the Series I Notes pursuant to the terms of such Series I Notes, the issuance of 408,728 Common Shares in satisfaction of the repayment of US$3,000,000 of the principal amount of the Series II Note pursuant to the terms of such Series II Note and the issuance of 550,000 flow-through Common Shares on February 27, 2007.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed for trading on the AMEX and TSX under the trading symbols “PAL” and “PDL”, respectively. The following table sets out the reported high and low closing prices and trading volume of the Common Shares on the AMEX and TSX for the periods indicated:

	AMEX			TSX
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)

2007
October (through October 2, 2007)	7.76	7.07	687,000	7.72	7.06	103,025
September	8.00	6.88	5,594,000	7.98	7.15	797,562
August	8.92	6.13	7,011,700	9.42	6.61	1,598,095
July	10.72	8.90	5,237,000	11.12	9.38	882,105
Second Quarter	12.05	7.34	33,746,500	13.33	8.40	5,856,400
First Quarter	8.33	6.83	13,251,114	9.86	7.81	3,010,367

2006
Fourth Quarter	9.45	6.99	15,183,700	10.68	7.87	2,175,580
Third Quarter	9.08	6.52	10,936,800	9.99	7.37	1,749,666
Second Quarter	12.29	7.40	23,802,900	14.20	8.28	3,848,448
First Quarter	12.39	8.50	32,778,700	14.27	9.79	5,625,765

2005
Fourth Quarter	9.50	4.54	28,331,700	10.92	5.28	5,219,158
Third Quarter	5.51	4.22	11,154,300	6.78	5.12	2,122,365
Second Quarter	7.36	3.90	12,433,200	9.04	5.02	2,596,195
First Quarter	8.65	7.23	12,971,700	10.56	8.81	2,762,370

The last reported sale price of the Common Shares on October 2, 2007 was US$7.50 and Cdn$7.35 on the AMEX and TSX, respectively.

DIVIDEND POLICY

The Corporation has not paid any dividends to date on the Common Shares. In addition, the payment of dividends on the Common Shares is restricted under the terms of the Securities Purchase Agreement. Accordingly, it is not anticipated that the Corporation will pay any dividends on its Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the board of directors from time to time based upon, among other things, cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the board of directors may consider relevant.

DESCRIPTION OF COMMON SHARES

The Corporation is authorized to issue an unlimited number of Common Shares. Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of special shares (none of which are currently issued and outstanding), to receive any dividends declared by the board of directors and the remaining property of the Corporation upon dissolution. As of October 2, 2007, there were 56,342,521 Common Shares issued and outstanding (including the Common Shares issued in satisfaction of accrued and unpaid interest due, and the principal repaid, on the Notes as of October 1, 2007).

There are no pre-emptive or conversion rights that attach to the Common Shares. All Common Shares now outstanding and to be outstanding upon issuance of the Qualified Shares are, or will be, fully paid and non-assessable, which means that the holders of such Common Shares will have paid the purchase price in full and the Corporation cannot ask them to pay additional funds.

The Corporation’s by-laws provide for certain rights of its shareholders in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed as amended or repealed by a majority vote of the shareholders voting on such matter.

Shareholders do not have cumulative rights for the election of directors. Therefore, the holders of more than 50% of the Common Shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

The rights of holders of Common Shares may be adversely affected by the rights of holders of any special shares that may be issued in the future.

SELLING SECURITYHOLDERS

The table below sets forth the name of each selling securityholder, the number of Common Shares held by such selling securityholder as of October 2, 2007, the percentage of the outstanding Common Shares that the Common Shares held by the selling securityholder represents and the number of Qualified Shares that are held by each of the selling securityholders.

Selling Securityholder	Number of Common Shares Held as of October 2, 2007 (including Qualified Shares and Common Shares issued in repayment of principal due on October 1 2007)	% of Outstanding Common Shares	Qualified Shares issuable in respect of interest due on the Notes as of October 1, 2007	Qualified Shares issuable in respect of future interest due on the Notes
Kaiser-Francis Oil Company	27,235,347	48.3%	34,743	up to 126,215
IP Synergy Finance Inc.	476,117	Less than 1%	17,127	up to 51,743

Because the selling securityholders may offer all or some of the Qualified Shares from time to time and may acquire additional Common Shares upon conversion or repayment of the principal amount of the Notes or in satisfaction of additional interest payments due under the Notes, the Corporation cannot estimate the number of Common Shares that will be held by the selling securityholders upon the termination of any particular offering.

Only selling securityholders identified above who beneficially own the Qualified Shares set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this Prospectus forms a part, may sell Qualified Shares pursuant to the registration statement. Prior to any use of this Prospectus in connection with an offering of the Qualified Shares by any holder not identified above, the registration statement of which this Prospectus forms a part will be amended by a post-effective amendment, or a supplement to this Prospectus will be filed, if applicable, to set forth the name and number of Common Shares beneficially owned by the selling securityholder intending to sell Qualified Shares and the number of Qualified Shares to be offered.

The selling securityholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although IPSF and KFOC have appointed 152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9, Attention: Simon A. Romano, and McMillan Binch Mendelsohn, LLP, BCE Place, Suite 4400, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario M5J 2T3, Attention: H. Stewart Ash, respectively, as their agent for service of process in the Province of Ontario, it may not be possible for investors to collect from such selling securityholders judgment obtained in Canadian courts predicated on the civil liability provisions of Canadian securities legislation.

PLAN OF DISTRIBUTION

The Corporation has been advised by the selling securityholders that the selling securityholders may sell all or a portion of the Qualified Shares beneficially owned by them and offered hereby from time to time on any United States stock exchange, market or trading facility on which the Common Shares are traded or in private transactions in the United States. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Qualified Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of Qualified Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 or Regulation S under the U.S. Securities Act, if available, rather than under this Prospectus.

The selling securityholders may also engage in short sales against the box, puts and calls and other transactions in the Corporation’s securities or derivatives of the Corporation’s securities and may sell or deliver Qualified Shares in connection with these trades.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of Qualified Shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of Qualified Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Qualified Shares will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Qualified Shares if liabilities are imposed on that person under the U.S. Securities Act.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the Qualified Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Qualified Shares from time to time under this Prospectus after the Corporation has filed an amendment to this Prospectus under the applicable provisions of the U.S. Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this Prospectus.

The selling securityholders also may transfer the Qualified Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the Qualified Shares from time to time under this Prospectus after the Corporation has filed an amendment to this Prospectus under the applicable provisions of the U.S. Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this Prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the Qualified Shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Qualified Shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act.

The Corporation has agreed to pay all fees and expenses incident to the registration of the Qualified Shares, other than fees and disbursements of counsel to the selling securityholders. The Corporation has agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the U.S. Securities Act.

The selling securityholders have advised the Corporation that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Qualified Shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Qualified Shares by any selling securityholder. If the Corporation is notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Qualified Shares, if required, the Corporation will file a supplement to this Prospectus. If the selling securityholders use this Prospectus for any sale of the Qualified Shares, they will be subject to the Prospectus delivery requirements of the U.S. Securities Act.

The anti-manipulation rules of Regulation M under the U.S. Exchange Act may apply to sales of the Qualified Shares and activities of the selling securityholders.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Non-Resident Holders

The following is a summary of the principal Canadian federal income tax considerations generally applicable at the date hereof to a person (a “Non-Resident Holder”): (1) who acquires Common Shares from a selling securityholder under this Prospectus, (2) who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”), holds such Common Shares as capital property, and deals at arm’s length and is not affiliated with the Corporation or the selling securityholder, (3) who, at all relevant times, for purposes of the Tax Act and any applicable tax convention (i) is not, and is not deemed to be, a resident of Canada, (ii) does not use or hold and is not deemed to use or hold the Common Shares in, or in the course of, carrying on a business in Canada and (iii) does not carry on an insurance business in Canada and elsewhere, and (4) whose Common Shares do not constitute “taxable Canadian property” of the person for purposes of the Tax Act. Provided that the Common Shares are listed on a prescribed stock exchange (which presently includes the TSX and AMEX) or a stock exchange designated by the Minister of Finance (Canada) at the relevant time, the Common Shares will generally not constitute “taxable Canadian property” to a Non-Resident Holder at that time unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of the Corporation’s capital stock was owned by the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length or any combination thereof. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

Dividends on Common Shares

Dividends on Common Shares paid or credited or deemed under the Tax Act to be paid or credited to a Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where the Non-Resident Holder is a resident of a country with which Canada has an income tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividends, dividends on Common Shares generally will be subject to Canadian withholding tax at the rate of 15%. If the Non-Resident Holder is a U.S. resident company that owns at least 10% of the voting stock of the Corporation and is the beneficial owner of the dividends, the Canadian withholding tax on such dividends will be at the rate of 5%.

Disposition of Common Shares

Provided that the Common Shares acquired by a Non-Resident Holder under this Prospectus do not constitute “taxable Canadian property” of the Non-Resident Holder at the time of disposition, the Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Common Shares, nor will capital losses arising therefrom be recognized under the Tax Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of Common Shares as of the date of this Prospectus. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (IRS) rulings, judicial decisions and the Canada-United States Income Tax Convention (the “Convention”) all as in effect as of the date hereof, all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below.

The summary is applicable to U.S. Holders (as defined below) (i) who are residents of the United States for the purposes of the Convention, (ii) whose Common Shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada and (iii) who otherwise would qualify for the full benefits of the Convention. Except where noted, it deals only with Common Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not deal with special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities or qualified retirement plans, insurance companies, persons holding Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, partnerships and other pass-through entities, persons owning (or who are deemed to own for United States federal income tax purposes) 10% or more of the Corporation’s stock (by vote or value), traders who elect to mark-to-market their securities, persons whose “functional currency” is not the United States dollar, or persons owning (either alone or with others that they do not deal with at arm’s length) 25% or more of the issued shares of any class of the Corporation’s capital stock within 5 years of the disposition of Common Shares. This discussion also does not address any United States federal income tax consequences to any person who owns an interest in any entity that holds Common Shares. Furthermore, this summary does not address alternative minimum taxes, or any aspect of foreign, state, local, estate or gift taxation.

PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY TAXING JURISDICTION.

As used herein, the term “U.S. Holder” means a beneficial holder of Common Shares that is (i) an individual citizen or resident of the United States, (ii) a corporation (or any entity that is treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial holder of Common Shares that is not a U.S. Holder.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and the activities of the pass-through entity. A U.S. person that is an owner or partner of the pass-through entity holding Common Shares should consult its own tax advisor.

The following discussion assumes that the Corporation is not a passive foreign investment company. See “Passive Foreign Investment Company Rules” below for the rules that would apply if the Corporation were a passive foreign investment company.

Distributions

The gross amount of any distribution received by a U.S. Holder with respect to Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder, as a dividend, to the extent attributable to current or accumulated earnings and profits of the Company, as determined under United States federal income tax principles. The Corporation has not paid any dividends to date on its Common Shares and has not calculated its earnings and profits under United States federal income tax rules. Provided that the Corporation is not treated as a passive foreign investment company, described below, the Corporation believes that it is considered to be a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders that are treated as dividends should qualify for a reduced rate of tax for dividends received in taxable years beginning on or before December 31, 2010. Dividends on Common Shares generally will not be eligible for the dividends received deduction allowed to corporations under the Code.

The maximum rate of Canadian withholding tax on dividends paid to a U.S. Holder pursuant to the Convention is 15 percent. A U.S. Holder may be entitled to deduct or credit such tax, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on the Common Shares will be treated as income from foreign sources and will generally constitute “passive income”. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed US$300 (US$600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that (i) has held Common Shares for less than a specified minimum period during which it is not protected from risk of loss or (ii) is obligated to make payments related to the dividends, will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Common Shares. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of the Common Shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Shares.

Subject to the discussion below under “Information Reporting and Backup Withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on dividends received, unless the income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Payment in Canadian Dollars

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the United States dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are converted into United States dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gains or losses in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into United States dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as United States source ordinary income or loss.

Sale, Exchange or Other Disposition

For United States federal income tax purposes, a U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of Common Shares in an amount equal to the difference between the amount realized for the Common Shares and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for United States foreign tax credit purposes.

Subject to the discussion below under “Information Reporting and Backup Withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale or exchange of Common Shares unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, the holder is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Rules

Special rules are applicable to U.S. Holders owning shares in a “passive foreign investment company” (a “PFIC”). A foreign corporation will generally be classified as a PFIC for United States federal income tax purposes if at least 75% of its gross income for the taxable year is passive income, or if at least 50% of the average value of its assets during the taxable year consists of assets that produce, or are held for the production of, passive income, determined on the basis of a quarterly average. In determining whether a foreign corporation is a PFIC, if the foreign corporation owns directly or indirectly 25% or more (by value) of the stock of another corporation, the foreign corporation is treated as if it (i) held its proportionate share of the assets of such other corporation, and (ii) received directly its proportionate share of the income of such other corporation. In general, “passive income” includes dividends, interest, certain rents and royalties and the excess of gains over losses from certain commodities transactions, including transactions involving gold and other precious metals. However, gains and losses from commodities transactions generally are excluded from the definition of passive income if (i) such gains or losses are derived by a foreign corporation in the active conduct of a commodity business, and (ii) “substantially all” of such corporation’s business is as an active producer, processor, merchant, or handler of commodities of like kind (the “active commodities business exclusion”). Based on the nature of the Corporation’s income, assets and activities, the Corporation believes that it presently qualifies, and expects to continue to qualify in the future, for the active commodities business exclusion and that the Corporation will not be classified as a PFIC for the current and subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond the Corporation’s control and because the principles and methodology for applying the PFIC tests are not entirely clear, including the application of the active commodities business exclusion, there can be no assurance that the Corporation will not be a PFIC in the current or subsequent taxable years.

If the Corporation were a PFIC in any taxable year and a U.S. Holder held Common Shares, such shareholder generally would be subject to special rules with respect to “excess distributions” made by the Corporation on the Common Shares and with respect to gain from the disposition of Common Shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Common Shares received by a U.S Holder in any taxable year over 125% of the average annual distributions such U.S. Holder has received from the Corporation during the shorter of the three preceding taxable years, or such U.S. Holder’s holding period for the Common Shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Common Shares rateably over its holding period for the Common Shares. Such amounts would be taxed as ordinary income and amounts allocated to prior taxable years would be subject to an interest charge at a rate applicable to underpayments of tax.

If the Corporation were a PFIC in any taxable year, then a qualified U.S. Holder may be able to make a mark-to-market election under Section 1296 of the Code that may alleviate certain of the tax consequences referred to above. U.S. Holders are urged to consult their tax advisors regarding the tax consequences which would arise if the Corporation were treated as a PFIC for any year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of dividends of the Common Shares or the proceeds received on the sale, exchange, or redemption of Common Shares paid within the United States (and in certain cases, outside the United States) to holders other than certain exempt recipients (such as corporations, Non-U.S. Holders that provide appropriate certification, and certain other persons). In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s United States federal income tax liability, and may entitle such holder to a refund, provided that the required information is provided to the IRS in a timely manner.

Non-U.S. Holders generally are not subject to backup withholding with regard to dividends paid on, or the proceeds of, the Common Shares, provided that the Non-U.S. Holder provides a taxpayer identification number, certifies its foreign status or otherwise establishes an exemption from such requirements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF ITS PARTICULAR SITUATION.

AUDITORS

The Corporation’s auditors are KPMG LLP, Chartered Accountants, Yonge Corporate Centre, Suite 200, 4100 Yonge Street, Toronto, Ontario M2P 2H1.

TRANSFER AGENT

Computershare Investor Services Inc. is the registrar and transfer agent of the Common Shares in Canada and Computershare Trust Company, Inc. is the registrar and co-transfer agent for the Common Shares in the United States.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for the Corporation by Gowling Lafleur Henderson LLP, Toronto, Ontario with respect to matters of Canadian law and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York with respect to matters of U.S. law.

AVAILABLE INFORMATION

The Corporation has filed with the SEC a registration statement on Form F-10 with respect to the Qualified Shares. This Prospectus does not contain all the information set forth in the registration statement. For further information about the Corporation and the Qualified Shares, please refer to the registration statement.

The Corporation is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith it files reports and other information with the SEC and with the securities regulators in the Province of Ontario. Under the MJDS, the Corporation generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read and copy any document the Corporation files with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files electronically with it, including the registration statement it has filed with respect to this offering.

Investors are invited to read and copy any reports, statements or other information that the Corporation files with the OSC or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from SEDAR at (www.sedar.com). Reports and other information about the Corporation are also available for inspection at the offices of the TSX.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference” (2) the consent of KPMG LLP; (3) the consent of Scott Wilson Roscoe Postle Associates and certain of its “qualified persons” under NI 43-101, being Messrs. Graham G. Clow, David Rennie and Richard E. Routledge; (4) the consent of Dr. Will Bawden; and (5) the powers of attorney from the directors and certain officers of the Corporation.

PURCHASERS' STATUTORY RIGHTS

Securities legislation in the Province of Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITORS' CONSENT

We have read the short form preliminary base shelf prospectus of North American Palladium Ltd. (the “Corporation”) dated October 3, 2007. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2006 and 2005 and the consolidated statements of loss and deficit and cash flows for each of the years in the two-year period ended December 31, 2006. Our report is dated February 27, 2007.

Toronto, Canada	KPMG LLP
[_], 2007	Chartered Accountants

CERTIFICATE OF THE CORPORATION

Dated: October 3, 2007

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Province of Ontario.

(SIGNED) JAMES D. EXCELL President and Chief Executive Officer	(SIGNED) G. FRASER B. SINCLAIR Vice-President, Finance and Chief Financial Officer
On behalf of the Board of Directors
(SIGNED) ANDRÉ J. DOUCHANE Director	(SIGNED) GREGORY J. VANSTAVEREN Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

                Section 124 of the Canada Business Corporation Act, as amended (“CBCA”), provides as follows:

1.         Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

2.          Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

3.         Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

(a)           acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)          in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

4.         Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

5.          Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

(a)           was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)            fulfils the conditions set out in subsection (3).

6.         Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)            in the individual’s capacity as a director or officer of the corporation; or

(b)          in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

7.          Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

8.          Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

9.         Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Subject to the limitations contained in the CBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding in which such individual is involved because of that association with the Registrant or other such entity if (i) he or she acted honestly and in good faith and with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person’s failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

Exhibit No.	Description

4.1	Unaudited comparative financial statements of the Registrant and the notes thereto for the three month and the six month period ended June 30, 2007. (1)
4.2	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three month and the six month periods ended June 30, 2007. (1)
4.3	Unaudited Item 18 – Reconciliation to Accounting Principles Generally Accepted in the U.S. as at June 30, 2007 and for the three and six month period ended June 30, 2007. (2)
4.4

Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2006, together with the report of the auditors thereon, prepared in accordance with Canadian generally accepted accounting principles. (3)

4.5

Supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” in connection with the audited comparative consolidated financial statement of the Registrant for the financial year ended December 31, 2006, in accordance with Item 18 of Form 20-F, together with the report of the auditors thereon. (3)

4.6	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2006. (3)
4.7	Revised annual information form of the Registrant for the fiscal year ended December 31, 2006, dated March 30, 2007 and amended and restated June 4, 2007.(4)
4.8	Management information circular of the Registrant dated April 18, 2007, prepared in connection with the annual general meeting of shareholders of the Registrant held on May 23, 2007.(5)
4.9	Material change report, dated February 5, 2007.(6)
5.1	Consent of KPMG LLP.
5.2	Consent of Scott Wilson Roscoe Postle Associates.*
5.3	Consent of Graham G. Clow.*
5.4	Consent of David Rennie.*
5.5	Consent of Richard E. Routledge.*
5.6	Consent of Dr. Will Bawden.*
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 9, 2007.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 4, 2007.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F/A for the fiscal year ended December 31, 2006, filed with the Commission on June 5, 2007.

(5)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on April 27, 2007.

(6)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on February 6, 2007.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

(a)          Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)          Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III -1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on October 4, 2007.

NORTH AMERICAN PALLADIUM LTD.
By:	/s/ James D. Excell
Name: James D. Excell Title: President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of North American Palladium Ltd. whose signature appears below constitutes and appoints James D. Excell and G. Fraser B. Sinclair, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on October 4, 2007.

Signature	Title
/s/ James D. Excell James D. Excell	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ G. Fraser B. Sinclair G. Fraser B. Sinclair	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Steven R. Berlin Steven R. Berlin	Director
/s/ David Comba David Comba	Director
/s/ André J. Douchane André J. Douchane	Chairman of the Board of Directors

III -2

/s/ Robert J. Quinn Robert J. Quinn	Director
/s/ Gregory J. Van Staveren Gregory J. Van Staveren	Director
/s/ William J. Weymark William J. Weymark	Director

III -3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of North American Palladium Ltd. in the United States, in the City of Tulsa, in the State of Oklahoma on October 4, 2007.

Steven R. Berlin (Authorized Representative)
By:	/s/ Steven R. Berlin
Name: Steven R. Berlin Title: Director

III -4

EXHIBIT INDEX

Exhibit No.	Description

4.1	Unaudited comparative financial statements of the Registrant and the notes thereto for the three month and the six month period ended June 30, 2007. (1)
4.2	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three month and the six month period ended June 30, 2007. (1)
4.3	Unaudited Item 18 – Reconciliation to Accounting Principles Generally Accepted in the U.S. as at June 30, 2007 and for the three and six month period ended June 30, 2007. (2)
4.4

Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2006, together with the report of the auditors thereon, prepared in accordance with Canadian generally accepted accounting principles. (3)

4.5

Supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” in connection with the audited comparative consolidated financial statement of the Registrant for the financial year ended December 31, 2006, in accordance with Item 18 of Form 20-F, together with the report of the auditors thereon. (3)

4.6	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2006. (3)
4.7	Revised annual information form of the Registrant for the fiscal year ended December 31, 2006, dated March 30, 2007 and amended and restated June 4, 2007.(4)
4.8	Management information circular of the Registrant dated April 18, 2007, prepared in connection with the annual general meeting of shareholders of the Registrant held on May 23, 2007.(5)
4.9	Material change report, dated February 5, 2007.(6)
5.1	Consent of KPMG LLP.
5.2	Consent of Scott Wilson Roscoe Postle Associates.*
5.3	Consent of Graham G. Clow.*
5.4	Consent of David Rennie.*
5.5	Consent of Richard E. Routledge.*
5.6	Consent of Dr. Will Bawden.*
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on August 9, 2007.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on October 4, 2007.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F/A for the fiscal year ended December 31, 2006, filed with the Commission on June 5, 2007.

(5)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on April 27, 2007.

(6)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on February 6, 2007.

.

III -5